Exhibit 10.5

Certified Testing Services, Inc.

[CTS Logo]	419 W. 6th Street	P.O. Box 1193	Sioux City, Iowa 51102	Phone (712) 252-5132

October 23, 2006

Attn: Mr. Steve Roe

Little Sioux Corn Processors

P.O. Box 508

Marcus, Iowa 51035

Phone: 712-376-2800

RE:          Geotechnical Exploration Services

Proposed Ethanol Plant

Akron, Iowa

CTS Proposal No. 814

Dear Mr. Roe:

Introduction

Certified Testing Services, Inc. is pleased to submit this proposal to perform a geotechnical exploration for the above referenced project.  This proposal presents our understanding of the furnished project information, scope of work, as well as schedule and fees.

Project Information

Mr. Steve Roe of Little Sioux Corn Processors presented project information through an e-mail on October 11, 2006.  In the email Mr. Roe included a request for proposal dated July 19, 2006, which included a detailed list of requirements to be performed by the geotechnical engineer, as well as a boring location plan titled “Soil Boring Location Drawing” and dated October 11, 2006.  The boring location plan showed the locations as well as the depths at each individual boring location.  The e-mail also included a table titled, “Tank and Vessel Weights by Area for a 100 mgpy Plant”.  The information in this table will be used to provide specific recommendations for each structure.

Scope of Work

Based on the provided information, CTS proposes to perform 42 borings to depths ranging from 30 to 115 feet each below the existing grade at the locations chosen by the owner’s representative.  All the samples collected in the field will be transported to the laboratory and tested to determine select engineering properties that will be used in our analysis.  The results of the fieldwork, laboratory testing, project information and other information will be evaluated by a professional engineer familiar with the soil conditions in the project area and presented in a report.

Items that will be addressed in the report include our understanding of the project information, topographic and subsurface information, review of geological and subsurface information, review of field and laboratory test procedures, site grading recommendations, recommendations for design and construction of foundations, to include bearing capacities, if shallow foundations are suitable, or design criteria for deep foundations, road recommendations including roads during construction, permanent gravel, asphalt, and concrete options, compaction requirements for fill areas, subgrade preparation requirements for road and rail areas, construction trailer and laydown area recommendations, corrosion concerns, settlement estimates and groundwater information.

The scope of services is based on the utilities being located by the CTS, the owner’s surveyor staking the borings and the boring locations being accessible with a truck mounted drill rig.  The owner should make CTS aware of the specific location of private utilities.  CTS cannot be held responsible for utility lines that are cut that we are not made aware of.  Field and laboratory testing will be performed, where applicable, in accordance with ASTM procedures.  CTS cannot be held responsible for settlement in the drill holes once we have left the site.

Our scope of work does not include an evaluation of existing environmental conditions.

Cost

Based on the scope of work discussed above, CTS proposes to perform the work based on the attached unit rates with billing on a monthly basis.  Our not to exceed cost would be $35,570.00.  It is further proposed to perform the work in accordance with the attached CTS “General Conditions” which are incorporated into this proposal.

Costs associated with accessing the site, such as bulldozer rental and/or wrecker services would be billed at a rate of cost plus 15% in addition to our lump sum amount.  Standby time required due to access problems and problems caused by conditions outside of CTS’s control would also be charged in addition to the lump sum amount.  CTS cannot be held responsible for damage caused during accessing the site due to soft soil conditions.

Boring, sample, and testing requirements are a function of the subsurface conditions encountered.  The lump sum amount assumes that adequate bearing materials will be encountered within the planned boring depth.  If unsuitable materials are encountered, the borings may need to be extended.  We will not exceed the lump sum fee without your prior approval.  The cost for additional footage, if soft soil conditions are encountered, would be billed in accordance with the attached fee schedule after your approval.  Our fee estimates covered the activity required to present our findings in report form. Our fee includes up to one hour of engineering services for the review of foundation drawings and specifications in our office to determine their compliance with our report.  This proposal does not include the preparation of construction specifications, special conferences and other activities required after submittal of our report.

Schedule and Authorization

Based on our present schedule, we can commence the fieldwork within five working days after receiving written notice to proceed, if we are provided with access to the site and weather permits.  One-call services require a 48-hour notice prior to performing the work.  CTS’s written report will follow within two weeks of completion of the fieldwork.

CTS will proceed with the fieldwork based on the receipt of a signed copy of this proposal.  To speed up the process a faxed copy of the signature page would serve as written authorization.  Please complete as many items as possible on the attached project data sheet and fax to 712-252-0110.

CTS appreciates the opportunity to submit this proposal and look forward to working with you on this project.  If you should have any questions or need additional information, feel free to contact our office.

Sincerely,

CERTIFIED TESTING SERVICES, INC.

/s/ Matthew R. Dailey
Matthew R. Dailey, E.I.T.
Staff Professional

/s/ James A. Bertsch
James A. Bertsch, P.E.
Geotechnical Engineer

MRD/JAB/md

Attachment:	Geological Schedule of Services
Project Data Sheet
General Conditions

AGREED TO THIS 23 DAY OF October , 20 06 .

SIGNATURE:	/s/ Stephen G. Roe

PRINTED NAME:

TITLE:	General Manager

FIRM:	Little Sioux Corn Processors

GEO SCHEDULE OF SERVICES AND FEES

	Unit	Unit Fees

Field Services

Mobilization	Per Trip	$200.00
Drilling, 0’ to 80’	Per Foot	9.00
Drilling, 80’ to 120’	Per Foot	11.00
Sampling, 0’ to 80’	Each	8.00
Sampling, 80’ to 120’	Each	10.00
Standby	Per Hour	130.00

Lab Services

Atterberg limits	Each	$80.00
Moisture content	Each	6.00
Dry Density	Each	8.00
Unconfined compression	Each	12.00
Consolidation tests	Each	475.00
Gradation test	Each	80.00

Report

Senior engineering technician	Hour	$45.00
Crew chief	Hour	55.00
Staff engineer	Hour	80.00
Senior Engineer	Hour	100.00

CERTIFIED TESTING SERVICES, INC.

PROJECT DATA SHEET

SUBSURFACE EXPLORATION

1.	Project Name:
2.	Project Location:
3.	Your Job Number:	Purchase Order No.:
4.	Project Manager:	Telephone No.:
5.	Number and Distribution Reports:

	( ) Copies To:	( ) Copies To:

	Attn:	Attn:
6.	Invoicing Address:

Attn:

GENERAL CONDITIONS

SUBSURFACE EXPLORATION SERVICES

SECTION 1: Scope of Work

CTS shall perform the services defined in the contract and shall invoice the client for those services at the fee schedule rates.  Any cost estimates stated in this contract shall not be considered as a firm figure unless otherwise specifically stated in this contract.  If unexpected site conditions are discovered, the scope of work may change, even as the work is in progress.  CTS will provide these additional services at the contract fee schedule rate.

Rates for work beyond the scope of this contract and not covered by the contract fee schedule can be provided.  CTS can perform additional work with verbal authorization, and will provide written confirmation of fees, if requested.  All costs incurred because of delays in authorizing the additional work will be billed to the client.

Fee schedules are valid for one year following the date of the contract unless otherwise noticed

SECTION 2: Access to Sites

Unless otherwise agreed, the client will furnish CTS with right-of-access to the site in order to conduce the planned exploration.

White CTS will take all reasonable precautions to minimize any damage to the property, it is understood by the client that in the normal course of work some damage may occur, the restoration of which is not part of this agreement.

SECTION 3: Soil Boring Locations

The client will furnish CTS with a diagram indicating the location of the site.  Test boring locations may also be indicated on the diagram.  CTS reserves the right to deviate a reasonable distance from the boring locations specified unless this right is specifically revoked by the client in writing at the time the location diagram is supplied.  CTS reserves the right to terminate this contract if conditions preventing drilling at the specified locations are encountered which were not made known to CTS prior to the date of this contract.

The accuracy and proximity of provided survey control will affect the accuracy of in situ test location and evaluation determinations.  Unless otherwise noted, the accuracy of test locations and elevations will be commensurate only with pacing and approximate measurements or estimates.

SECTION 4: Utilities

In the performance of its work, CTS will take all reasonable precautions to avoid damage or injury to subterranean structures or utilities.

The client agrees to hold CTS harmless and indemnify CTS for any claims, payments or other liability, including costs and attorney fees incurred by CTS for any damages to subterranean structures which are not called to CTS’s attention and correctly shown on plans furnished to CTS.

SECTION 5: Samples

CTS will retain all soil and rock samples for 30 days after submission of the report.  Further storage or transfer of samples can be made at owner expense upon written request.

SECTION 6: Unanticipated Hazardous Materials

It shall be the duty of the owner or his representative to advise CTS of any known or suspected hazardous substances which are or may be related to the services provided; such hazardous substances including but not limited to products, materials, by-products, wastes or samples of the foregoing which CTS may be provided or obtain performing it services or which hazardous substances exist or may exist on or near any premises upon which work is to be performed by CTS’s employees, agents or subcontractors.

If during the course of providing services CTS observes or suspects the existence of unanticipated hazardous materials, CTS may at its option terminate further work on the project and notify client of the condition.  Services will be resumed only after a renegotiation of scope of services and fees.  In the event that such renegotiation cannot occur to the satisfaction of CTS, CTS may at its option terminate this contract.

SECTION 7: Reports and Invoices

CTS will furnish three (3) copies of the report to the client.  Additional copies will be furnished at the rate specified in the fee schedule.

CTS will submit invoices to the client monthly and a final bill upon completion of services.  Payment is due upon presentation of invoice and is past due thirty (30) days from the invoice date.  Client agrees to pay a finance charge of one and one-half percent (1 ½%) per month, but not exceeding a maximum rate allowed by law, on past due accounts.

SECTION 8: Ownership of Documents

All reports, boring logs, field data, field notes, laboratory test data, calculations, estimates, and other documents prepared by CTS as instruments of service, shall remain the property of CTS, unless there are other contractual agreements.

SECTION 9: Confidentiality

CTS shall hold confidential all businesses or technical information obtained from the client or his affiliates or generated in the performance of services under this agreement and identified in writing by the client as “confidential”.  CTS shall not disclose such information without the client’s consent except to the extent required for 1) Performance of services under this agreement; 2) Compliance with professional standards of conduct for preservation of public safety, health, and welfare; 3) Compliance with any court order or other governmental directive and/or 4) Protection of CTS against claims or liabilities arising from performance or services under this agreement.  CTS obligations hereunder shall not apply to information in the public domain or lawfully acquired on a non-confidential basis from others.

Section 10: Standard of Care

Services performed by CTS under this Agreement will be conducted in the manner consistent with that level of care and skill ordinarily exercised by members of the profession currently practicing under similar conditions.  No other warranty, express or implied, is made or intended by the proposal for consulting services or by furnishing oral or written reports of the findings made.

The client recognizes that the subsurface condition may vary from those encountered at the location where borings, surveys or explorations are made by CTS and that the data, interpretations and recommendations of CTS are based solely upon the data available to CTS.  CTS will be responsible for those data, interpretations, and recommendations, but shall not be responsible for the interpretation by others of the information developed.

SECTION 11: Subpoenas

The client is responsible, after notification, for payment of time charges and expenses resulting from our required response to subpoena issued by any party in conjunctions with our work.  Charges are based on fee schedules in effect at the time the subpoena is served.

SECTION 12: Limitation of Liability

The client agrees to limit CTS’s liability to the owner and all construction contractors and subcontractors on the project arising from CTS’s professional acts, errors, or omissions, such that the total aggregate liability of CTS to all those named shall not exceed $50,000 or CTS’s total fee for the services rendered on this project, whichever is greater.  The owner further agrees to require of the contractor and his subcontractor an identical limitation of CTS’s liability for damages suffered by the contractor or subcontractor arising from CTS’s professional acts, errors, or omissions.  Neither the contractor nor any of his subcontractors assumes any liability for damages to others which may arise on account of CTS’s professional acts, errors or omissions.

SECTION 13: Insurance and Indemnity

CTS represents that it and its staff are protected by worker’s compensation insurance and that CTS has such coverage under public liability and property damage insurance policies which CTS deems to be adequate.  It is the policy of CTS to require certificates of insurance from all consultants or subcontractors employed by CTS.  Certificates for all such policies of insurance will be provided to client upon request in writing.  Within the limits and conditions of such insurance, CTS agrees to indemnify and save client harmless from and against any loss, damage, injury or liability arising from any negligent acts of CTS or its employees.  CTS shall not be responsible for any loss, damage or liability beyond the amounts, limits and conditions of such insurance.  CTS shall not be responsible for any loss, damage or liability arising from any acts by a client, its agents, staff or other consultants employed by others.

CTS’s compensation hereunder is not commensurate with the potential risk of injury or loss that may be caused by exposures to pollution, hazardous waste or toxic or other dangerous substances or conditions.  Accordingly, except as expressly provided in this contract, the client waves any claim against CTS and agrees to indemnify and save CTS, its agents, and its employees harmless from any claim, liability or defense cost for injury or loss sustained by any party from such exposures allegedly arising out of or related to CTS’s performance of services hereunder.

SECTION 14: Termination

The Agreement may be terminated by either party upon seven (7) days written notice in the event of substantial failure by the other party to perform in accordance with the terms hereof.  Such termination shall not be effective if that substantial failure has been remedied before expiration of the period specified in the written notice.  In the event of termination, CTS shall be paid for services performed to the termination notice date plus reasonable termination expenses.  Expenses or termination or suspension shall include all direct costs of CTS required to complete analysis and records necessary to complete its files and may also include a report on the services performed to the date of notice of termination or suspension.

SECTION 15: Precedence

These Standards, Terms and Conditions shall take precedence over any inconsistent or contradictory provisions contained in any proposal, contract, purchase order, requisition, notice to proceed, or like document regarding CTS’s services.

[CTS Logo]	Certified Testing Services, Inc.
419 W. 6th Street
P.O. Box 1193
Sioux City, Iowa 51102